Exhibit 10.2

June 14, 2016

Brian Pomraning

***

Dear Brian,

We are delighted to offer you the position of Managing Director, Head of Strategy and Planning at ITG Inc. (“ITG” or the “Company”), in accordance with the terms stated herein. You will report to Steven Vigliotti in the New York office located at One Liberty Plaza, 165 Broadway, New York, NY 10006. All compensation described herein is subject to applicable taxes and other withholdings.

1.   Your expected first day of employment with ITG is on or before September 23, 2016, but as soon as administratively possible, (such actual date, the "Start Date"). This offer will expire on June 20, 2016 ("Offer Deadline Date").

2.   You will be eligible for compensation as follows:

(a)    Your base salary will be paid to you at a semi-monthly rate of $16,666.67 ($400,000 annualized) in equal installments on approximately the 15th and the last day of each month, as determined by the Company and in accordance with its payroll practices.

(b)    Contingent upon the performance of the Company and your performance, you may also be eligible for a discretionary annual bonus pursuant to the Company's discretionary bonus program, a portion of which, at the Company's sole discretion, may be awarded in Stock Units ("Stock Award"). Any such Stock Award shall be subject to terms and conditions which are consistent with ITG's 2007 Omnibus Equity Compensation Plan ("Equity Plan"), as may be amended from time to time.  Such bonuses, if paid, shall be awarded within sixty (60) days of the end of the Company's fiscal year (currently, December 31). The amount of any bonus paid by ITG shall be determined at the sole discretion of the Company, and the award of a bonus in one year does not guarantee or imply the award of a bonus in any future year. ln no event will you be eligible for, and you shall not be entitled to, earn or receive, any discretionary bonus if you are not an employee of ITG in good standing on the date such bonuses are paid.

(c)    Notwithstanding the foregoing, for the fiscal year 2016, you will receive a bonus of $600,000 less applicable withholdings, a portion of which may be a Stock Award at the Company's discretion; provided, however that the proportion of such bonus delivered as a Stock Award will be consistent with the proportion of variable compensation delivered in the form of a Stock Award to similarly-situated employees. Your 2016 bonus will be paid per the terms and conditions contained herein, including that you must remain continuously employed by ITG as an employee in good standing on the date such bonuses are paid. Notwithstanding the foregoing, to the extent that your employment is terminated by ITG without cause (as defined in subsection (i) below) or due to your death or “disability” (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the ''Code")) prior to the payment contemplated in this subsection (c), you will receive the bonus contemplated in this subsection (c) pursuant to the terms hereof fully in cash, subject to you signing the Company's standard release agreement (the "Release Agreement").

(d)    Notwithstanding the foregoing, for the fiscal year 2017, you will receive a bonus of $600,000 less applicable withholdings, a portion of which may be a Stock Award at the Company's discretion; provided, however that the proportion of such bonus delivered as a Stock Award will be consistent with the proportion of variable compensation delivered in the form of a Stock Award to similarly-situated employees. Your 2017 bonus will be paid per the terms and conditions contained herein, including that you must remain continuously employed by ITG as an employee in good standing on the date such bonuses are paid. Notwithstanding the foregoing, to the extent that your employment is terminated by ITG without cause (as defined in subsection (i) below) or due to your death or "disability" (as defined in Section 22(e)(3) of the Code) prior to the payment contemplated in this subsection (d), you will receive the bonus contemplated in this subsection (d) pursuant to the terms hereof fully in cash, subject to you signing the Release Agreement.

(e)    You will receive a sign-on bonus of $150,000 (the “Sign On Bonus”) less applicable withholdings within sixty (60) days from your Start Date. If you voluntarily terminate your employment for any reason or are terminated by the Company for cause (as defined in subsection (i) below) prior to the one-year anniversary of your Start Date, at the sole discretion of ITG, you agree to pay back this Sign On Bonus in full within thirty (30) calendar days of such termination. If your employment is terminated by ITG without cause (as defined in subsection (i) below) or due to your death or “disability” (as defined in Section 22(e)(3) of the Code), you will receive the unpaid portion of the Sign On Bonus within sixty (60) days from your Start Date.

(f)     Subject to the receipt and review of supporting documentation that is acceptable to ITG in its sole discretion, you will also receive a Stock Award with an initial value equal to the value on your Start Date of any J.P. Morgan Stock Awards, Deferred Cash Compensation and Relocation Bonus that you have forfeited or need to repay to J.P. Morgan (“Forfeited J.P. Morgan Awards”) less $150,000, which represents the value of the Sign On Bonus outlined in section (e) above; provided, however, that the initial value of the Forfeited J.P. Morgan Awards shall not exceed $450,000. The number of units you will receive will be determined by calculating the value of the Forfeited J.P. Morgan Awards (not to exceed $450,000), reduced by the $150,000 Sign-On Bonus, divided by the closing sales price of ITG common stock as reported on the New York Stock Exchange on your Start Date. This Stock Award grant will be memorialized in a separate Stock Unit Grant Agreement issued pursuant to our Equity Plan and will vest in full on the third anniversary of your Start Date subject to the terms and conditions of such Agreement, including that you must remain continuously employed by ITG through such anniversary.

(g)    Subject to the receipt and review of supporting documentation that is acceptable to ITG in its sole discretion, you will also receive a cash payment equal to the value of any fixed salary payment payable in July 2016 (i.e. the CRD IV July 2016 payment) that you forfeit as a result of your resignation from J.P. Morgan' provided however that such payment shall not exceed $60,000.

(h)    Notwithstanding the foregoing, to the extent that your employment is terminated by ITG without cause (as defined in subsection (i) below), and subject to you signing the Release Agreement, you will continue to vest in any stock units granted pursuant to any Stock Award granted under subsections (c), (d) and (f) above, as if you continued in employment with ITG on each applicable vesting date set forth in the applicable Stock Unit Grant Agreement, provided however that the terms of the applicable Stock Unit Grant Agreement shall provide for the vesting and settlement of such stock units in the event of a change in control, death or "disability'' as defined in Section 22(e)(3) of the Code.

(i)     For purposes of this offer letter, “cause” shall be defined as (i) your conviction of, or please of guilty or nolo contendere to, any acts or omissions which constitute fraud, criminal conduct, violation of any law or regulation, (ii) a willful and serious violation by you of the Company's code of conduct or  your willful engagement  in conduct that is demonstrably  and materially  injurious to  the Company, monetarily or otherwise,  (iii) a willful failure by you to substantially perform your duties and responsibilities (other than any failure resulting from Disability  (as defined in the Equity Plan), after a written demand for performance  is  delivered to you that specifically  identifies the manner in which ITG believes  that  you have  not  substantially  performed your duties  and responsibilities, and you have failed to remedy the  situation  within fifteen (15) business  days of  such written notice from ITG or (iv) gross negligence in the performance of your duties which results in material financial harm to the Company.

(j)     To the extent you are required to repay J.P. Morgan for expenses related to relocation benefits provided to you by J.P. Morgan, ITG will, subject to the receipt and review of supporting documentation that is acceptable to ITG in its sole discretion, reimburse you for such expenses, provided however that such reimbursement shall not exceed $100,000.

(k)    The Company will provide you with tax preparation services by a Company-designated tax services provider for (1) any U.S. tax return that you are required to file as a result of any income, or other distribution, you have received, or will receive, from your prior employer as of the date hereof through 2017 and (2) any UK tax filing required as a result of any such U.S. tax return described in the immediately preceding subsection (1). These consultation services do not cover personal financial tax planning

3.    Your employment is contingent upon:

(a)    your acceptance and acknowledgement of all applicable Company policies and agreements, including, but not limited to, the Employee Agreement With Respect To Non-Solicitation and Confidential and Proprietary Information and the Notice Policy, both of which are attached hereto;

(b)    your execution of a Notice and Acknowledgment of Pay rate and Payday;

(c)    your providing proper documentation demonstrating your eligibility to work in the United States;

(d)    your successful completion of a background check (including, but not limited to, current and prior employment dates and compensation) and satisfactory completion of a drug test. The background check and drug test must be successfully completed prior to your Start Date. We will provide you with the appropriate release and authorization forms from time to time for your review and signature;

(e)    your successfully obtaining and/or transferring to ITG (or to any affiliates to which you may be assigned) any and all required regulatory approvals and registrations needed in the performance of your position.

4.   Your employment will be subject to all applicable laws, rules, regulations and ITG policies as may be in effect, including ITG's compliance and regulatory procedures.

5.   You will be entitled to participate in the same benefit programs provided to all full-time employees of ITG in accordance with the plans' terms, which may be terminated or amended by ITG from time to time in its sole and absolute discretion. You will automatically be enrolled in ITG's 401(k) plan at a contribution rate of 4% of your gross base salary and such contribution will automatically be placed in such plan's default fund options. If you wish to change your % contribution rate or investment fund, you will need to contact Fidelity, ITG's 401(K) plan administrator. Materials related to ITG's 401(k) plan can be found in your New Hire Packet.

6.   As an applicant for employment, you may be fingerprinted in accordance with SEC Rule 17f-2.

7.   You will be expected to devote your full working time and attention and all of your efforts, skills, and abilities to performing your duties in the sole interest of ITG. By signing this letter, you confirm that you are not subject to, and you will not be in violation or breach of, any agreement or restriction that in any way prohibits you from joining the Company or performing your work with us. You also agree that you will not disclose to ITG any confidential information of any third party.

8.   You are required to maintain all licenses and registrations necessary to perform your job duties during the course of your employment with ITG.

Nothing contained herein alters your status as an employee at-will. ln this regard, nothing in this letter guarantees that ITG will continue to employ you for any specific period of time. Either you or ITG may terminate your employment at any time, with or without cause, with or without notice, for any reason or for no reason.

Each of ITG and you knowingly, voluntarily, and intentionally waives its right to a trial by jury to the extent permitted by applicable law in any action or other legal proceeding, whether arising under statute, contract, tort or otherwise, arising out of or relating to this letter or your employment with ITG. Each party acknowledges that it has had the opportunity to receive the advice of competent counsel.

This letter, and all policies and documents referenced herein, contain all of the terms of the proposed relationship between you and ITG, and this letter may only be subsequently modified by an instrument in writing, signed by an authorized officer of ITG.

We are excited for you to join ITG on our mission to be the most valued independent broker and financial technology provider, and we fully expect that your experience and skills will be an asset to us. We hope that you will indicate your acceptance of our offer by signing a copy of this letter and returning it to the Human Resources Department at One Liberty Plaza, 165 Broadway, New York, NY 10006 on or before the Offer Deadline Date.

Sincerely,

/s/ Peter Goldstein
Peter Goldstein
Managing Director, Head of Human Resources

/s/ Steven Vigliotti
Steven Vigliotti
Managing Director, Chief Financial Officer

Agreed to and Accepted By:

/s/ Brian Pomraning
Brian Pomraning

6/20/2016
Date